Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Sanders Morris Harris Group Inc. on Form S-8 (File Nos. 333-72325 and 333-37326) and Form S-3 (File No. 333-35912) of 1) our report dated March 29, 2001 relating to the financial statements of Sanders Morris Harris Group Inc. and 2) our reports dated February 28, 2001 relating to the financial statements of Corporate Opportunities Fund, L.P. and Corporate Opportunities Fund, (Institutional), L.P., which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 1, 2002